As filed with the Securities and Exchange Commission on February 27, 2009
Registration No. 33-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
The Greenbrier Companies, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0816972

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Centerpointe Drive, Suite 200
Lake Oswego, Oregon	97035

(Address of principal executive offices)	(Zip Code)
2009 Employee Stock Purchase Plan

(Full title of the plan)
William A. Furman
President and Chief Executive Officer
The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
(503) 684-7000

(Name, address and telephone number of agent for service)
Copy to:
Sherrill A. Corbett
Tonkon Torp LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, Oregon 97204
(503) 221-1440
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	share	price	registration fee
Common Stock, no par value	750,000 shares (1)	$4.28(2)	$3,210,000(2)	$126.15

(1)	This filing registers 750,000 shares of the registrant’s common stock issuable under the 2009 Employee Stock Purchase Plan (the “Plan”). There are also registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2)	Calculated pursuant to Rule 457(h)(1) and 457(c) for purposes of computing the registration fee, based on the average of the high and low sales prices of the common stock on February 25, 2009, as reported by the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by The Greenbrier Companies, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:
     (a) The Company’s annual report on Form 10-K for the fiscal year ended August 31, 2008.
     (b) The Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2008.
     (c) The Company’s reports on Form 8-K dated October 1, 2008, November 6, 2008, January 9, 2009 and February 12, 2009.
     (d) The description of the Company’s common stock set forth in the Company’s registration statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852), and any amendment or report filed for the purpose of updating such description.
     In addition, all documents filed by the Company subsequent to those listed above with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.

Item 6. Indemnification of Directors and Officers.
     The Oregon Business Corporation Act (the “OBCA”) authorizes the indemnification of a director or officer made party to a proceeding because the director or officer is or was a director or officer against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the director or officer was in good faith, (b) the director or officer reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (c) in the case of a criminal proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful, (d) in the case of any proceeding by or in the right of the corporation, if the director or officer was not adjudged liable, and (e) in connection with any other proceeding charging improper personal benefit to the director or officer, if the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. The OBCA also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Company’s Articles of Incorporation permit, and the Company’s Bylaws require, the Company to indemnify directors and officers to the fullest extent permissible by law.
     The OBCA further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for any unlawful distribution as defined under the OBCA, or (d) for any transaction from which the director derived an improper personal benefit. The Company’s Articles of Incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the Company or its shareholders for monetary damages.
     The Company has entered into indemnification agreements with each director and certain officers that indemnify them to the full extent authorized or permitted by the OBCA.
     The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Oswego, Oregon, on February 23, 2009.

THE GREENBRIER COMPANIES, INC.
By /s/ William A. Furman
William A. Furman
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William A. Furman his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officers:	Date:

/s/ William A. Furman William A. Furman President, Chief Executive Officer and Director	February 23, 2009

/s/ Mark J. Rittenbaum Mark J. Rittenbaum Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	February 23, 2009

/s/ James W. Cruckshank James W. Cruckshank	February 23, 2009
Senior Vice President
and Chief Accounting Officer
(Principal Accounting Officer)

Directors:

/s/ Benjamin R. Whiteley Benjamin R. Whiteley	February 23, 2009

/s/ C. Bruce Ward C. Bruce Ward	February 23, 2009

/s/ A. Daniel O’Neal, Jr. A. Daniel O’Neal, Jr.	February 25, 2009

/s/ Duane C. McDougall Duane C. McDougall	February 23, 2009

/s/ Charles J. Swindells Charles J. Swindells	February 25, 2009

/s/ Donald A. Washburn Donald A. Washburn	February 25, 2009

/s/ Graeme A. Jack Graeme A. Jack	February 23, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	The Company’s Articles of Incorporation are incorporated herein by reference by Exhibit 3.1 to the Company’s Form 10-Q filed April 5, 2006.

4.2	Articles of Merger amending the Company’s Articles of Incorporation are incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-Q filed April 5, 2006.

4.3	The Company’s Bylaws, as amended January 11, 2006, are incorporated herein by reference to Exhibit 3.3 to the Company’s Form 10-Q filed April 5, 2006.

4.4	Amendment to the Company’s Bylaws, dated October 31, 2006, is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed November 6, 2006.

4.5	Amendment to the Company’s Bylaws, dated January 8, 2008, is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed November 8, 2007.

4.6	Amendment to the Company’s Bylaws, dated April 8, 2008, is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 11, 2008.

4.7	Indenture among the Company, AutoStack Corporation, Greenbrier-Concarril, LLC, Greenbrier Leasing Corporation, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar, Inc., Gunderson, Inc., Gunderson Marine, Inc., Gunderson Rail Services, Inc., Gunderson Specialty Products, LLC and U.S. Bank National Association as Trustee, dated May 11, 2005, is incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed May 13, 2005.

4.8	Indenture among the Company, the Guarantors named therein and U.S. Bank National Association as Trustee, dated May 22, 2006, is incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed May 25, 2006.

4.9	Rights Agreement between the Company and EquiServe Trust Company, N.A., as Rights Agent, dated as of July 13, 2004, is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed September 16, 2004.

Exhibit
Number	Description

4.10	Amendment No. 1, dated November 9, 2004, to the Rights Agreement, dated as of July 13, 2004, is incorporated herein by reference to Exhibit 4.2 to the Company’s Form 8-K filed November 15, 2004.

4.11	Amendment No. 2, dated February 5, 2005, to the Rights Agreement, dated as of July 13, 2004, is incorporated herein by reference to Exhibit 4.3 to the Company’s Form 8-K filed February 9, 2005.

5.1	Opinion of Tonkon Torp LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Tonkon Torp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (provided on pages 5 and 6).